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                                                             Exhibit (d)(19)(ii)

                                 AMENDMENT NO. 2

                          INVESTMENT ADVISORY AGREEMENT

     AMENDMENT NO. 2 to Investment Advisory Agreement ("Amendment No. 2), dated as of March 1, 2004, between The Equitable Life Assurance Society of the United States, a New York corporation (the "Manager"), and Fidelity Management & Research Company, a Massachusetts corporation ("Adviser").

     The Manager and the Adviser agree to modify and amend the Investment Advisory Agreement, dated as of July 24, 2000, and Amendment No. 1, dated as of November 1, 2002, between the Manager and the Adviser (together, the "Agreement") as follows:

     1. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio for which the Adviser provides advisory services under the Agreement, is hereby replaced in its entirety by Appendix A attached hereto.

     Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

THE EQUITABLE LIFE ASSURANCE SOCIETY      FIDELITY MANAGEMENT & RESEARCH
OF THE UNITED STATES                      COMPANY


By:  /s/ Peter D. Noris                   By:  /s/ Philip Bullen
    ----------------------------------        ----------------------------------
    Peter D. Noris                            Philip Bullen
    Executive Vice President                  Senior Vice President

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                                   APPENDIX A
                                   ----------

                             AMENDMENT NO. 2 TO THE
                          INVESTMENT ADVISORY AGREEMENT
                   WITH FIDELITY MANAGEMENT & RESEARCH COMPANY

Portfolio                             Advisory Fee
-----------------------------------   ------------------------------------------

EQ/FI Mid Cap Portfolio               0.50% of the Portfolio's average daily net
                                      assets up to and including $250 million;
                                      and 0.40% of the Portfolio's average daily net assets in excess of $250 million.

EQ/FI Small/Mid Cap Value Portfolio   0.55% of the Portfolio's average daily net
                                      assets up to and including $250 million;
                                      0.45% of the Portfolio's average daily net assets in excess of $250 million up to and including $600 million; 0.40% of the Portfolio's average daily net assets in excess of $600 million up to and including
                                      $850 million; and 0.38% of the Portfolio's average daily net assets in excess of $850 million.